Exhibit 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), dated as of the 5th day of October, 2017, is entered into by and between Business First Bank, a Louisiana state bank (the “Bank”), and Jack E. Byrd, Jr. (“Executive”).

WHEREAS, the Bank desires for Executive to be employed as Chairman of the Northwest Louisiana Region of the Bank, and Executive desires to accept such employment, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Bank and Executive have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.        Position. The Bank hereby agrees to employ Executive as Chairman of the Northwest Louisiana Region of the Bank, and Executive hereby accepts employment, on the terms and conditions set forth in this Agreement.

The Bank further agrees that it will appoint Executive to a newly-created position on the Board of Directors of the Bank, effective as of the Effective Date (as defined below), and that thereafter it will nominate Executive for such newly-created position at the next annual meeting of shareholders at which directors are elected.

Section 2.        Term. The term of Executive’s employment by the Bank under this Agreement shall commence on the Effective Date and shall terminate on the second anniversary of the Effective Date (the “Initial Term”), unless sooner terminated in accordance with the terms of this Agreement. This Agreement may be renewed for one or more additional one-year periods upon the mutual written agreement of the parties hereto at least sixty (60) days prior to the expiration of the Initial Term or any renewal thereof (any such renewal, together with the Initial Term, to constitute the “Employment Period” hereunder).

Section 3.       Position and Duties. During the Employment Period, Executive will report directly to the President and Chief Executive Officer of the Bank (the “CEO”). As Chairman of the Northwest Louisiana Region of the Bank, Executive shall perform all duties and responsibilities customarily associated with such position, including services reasonably requested by the CEO, which shall be consistent with the duties and responsibilities of the type and nature normally assigned to similarly situated officers of a financial institution of the size, type, and stature of the Bank.

Executive shall devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Bank. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate Section 9 or 10 of this Agreement, to (a) manage Executive’s personal, financial and legal affairs, (b) serve on civic or charitable boards or committees, (c) invest his personal assets in businesses which do not compete with the Bank, and (d) purchase securities in any corporation whose securities are regularly traded on an established securities market, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Bank and Executive’s investment is solely that of an investor.

Section 4.             Place of Performance. Executive’s place of employment will be Minden, Louisiana, or such other place as the parties may mutually determine.

Section 5.             Compensation and Related Matters.

(a)         Base Salary. The Bank shall pay Executive a base salary of $260,000 per year (“Base Salary”), which amount shall be adjusted no less often than annually, provided that such compensation shall not be reduced unless part of a reduction applicable to all or substantially all similarly situated executives.

(b)         Annual Incentive Bonus. As soon as practicable following the Effective Date, the Bank and Executive shall work in good faith to design and establish an annual incentive bonus program pursuant to which Executive shall be entitled to an annual incentive bonus payment of not less than 40% or more than 80% of Executive’s then current Base Salary, but with an anticipated target annual incentive bonus of 60% of Executive’s then current Base Salary.

(c)         Employee Plans. During the Employment Period, Executive shall be entitled to participate in any pension or other retirement benefit plan, incentive bonus, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges provided to similarly situated officers of the Bank (the “Employee Plans”), pursuant to the terms of such plans, benefits and privileges. The Bank shall not make any changes to the Employee Plans that would adversely affect Executive’s rights or benefits thereunder, unless such change is generally applicable to all similarly situated officers of the Bank.

(d)          Welfare Benefit Plans. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Bank for the benefit of its similarly situated officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs (the “Welfare Plans”). The Bank shall not make any changes to the Welfare Plans which would adversely affect Executive’s rights or benefits thereunder, unless such change is generally applicable to all similarly situated officers of the Bank.

(e)         Auto Allowance. The Bank shall provide Executive with an automobile allowance of not less than $750 per month. The Bank shall also reimburse Executive, on a monthly basis, for all documented gasoline expenses.

(f)         Country Club. The Bank shall pay or reimburse to Executive for all dues and assessments relating to his membership in the country club designated by Executive, including any sales tax imposed thereon.

(g)         Reimbursement of Expenses. The Bank shall reimburse Executive for all reasonable and necessary expenses actually incurred by Executive directly in connection with the business affairs of the Bank and the performance of his duties hereunder, in accordance with the Bank’s policies and practices for reimbursement of business expenses. Executive shall comply with all applicable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

(h)         Vacation and Holidays. Executive shall be entitled to no less than four (4) weeks of paid vacation each year, to be administered in accordance with the vacation policies of the Bank in effect for similarly situated officers.

(i)          Perquisites. The Bank shall provide Executive with a cell phone allowance of not less than $90 per month.

(j)          Payment, Withholding and Taxes. All payments of salary and other compensation to Executive shall be payable in accordance with, and subject to, the Bank’s regular payroll and all other current and future policies and procedures of the Bank. The Bank shall have the right to deduct from any payment of compensation to Executive any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Executive.

6.           Termination.

(a)         Notice and Effect of Termination. Any termination of Executive’s employment by the Bank or by Executive during the Employment Period (other than termination upon Executive’s death) shall be communicated by written Notice of Termination to the other party.

(b)          Death. Executive’s employment under this Agreement will terminate automatically upon his death.

(c)         Termination by the Bank. The Bank has the right to terminate Executive’s employment for Cause or Disability, or without Cause at any time, provided that if: (i) Executive’s employment is terminated without Cause, he shall receive a Notice of Termination not less than 30 days prior thereto; and (ii) Executive’s employment is terminated for Cause, he shall receive a Notice of Termination specifying the facts and event giving rise to Cause, and he shall be provided with a reasonable period to cure such events (to the extent such events are reasonably susceptible of cure).

(d)          Termination by the Executive. Executive has the right to terminate his employment for Good Reason or without Good Reason by providing Notice of Termination to the Bank; if such termination is without Good Reason, such notice shall be provided not less than 60 days prior to Executive’s Termination Date specified therein.

(e)           Definitions. As used herein:

(i)     “Cause” means that Executive: (w) has committed an intentional act of fraud, embezzlement, or theft during the course of his employment which is materially injurious to the financial condition or business reputation of the Bank: (x) is indicted for the commission of a felony or crime involving moral turpitude; (y) willfully and substantially refuses to perform the essential duties of his position, which has not been cured within 30 days following receipt of written notice by the Bank; or (z) commits a material breach of this Agreement, which has not been cured within 30 days following receipt of written notice from the Bank.

No act or failure to act on the part of Executive will be deemed “intentional” if it is due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Executive not in good faith and without reasonable belief that his action(s) or omission(s) are in the best interest of the Bank or its affiliates.

(ii)     “Disability” means: (x) the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, as determined by a physician mutually agreed upon by the Executive and the Bank: or (y) the receipt of income replacement benefits for a period of more than three (3) months under a separate accident or long-term disability plan covering Executive due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months.

(iii)     “Good Reason” means the occurrence, without the consent of Executive, of: (x) the assignment to Executive of any duties materially and adversely inconsistent with Executive’s status as Chairman of the Northwest Louisiana Region of the Bank, or a material and adverse alteration in the nature of Executive’s authority, duties or responsibilities, or any other action by the Bank that results in a material and adverse diminution in duties or responsibilities; (y) relocation of the Executive’s place of employment more than 50 miles from Minden, Louisiana; or (z) a material breach of this Agreement.

No occurrence described herein shall be deemed to constitute “Good Reason” unless: (x) Executive promptly gives written notice (such written notice shall be deemed the “Notice of Termination”) of his objection to such event or condition, which notice shall be provided no later than 60 days after Executive first knows, or should first know, of its occurrence; (y) such event or condition is not reasonably corrected by the Bank promptly after receipt of such notice, but in no event more than 30 days thereafter, and (z) Executive thereafter terminates his employment, such termination occurring not more than 60 days following the expiration of the 30-day correction period provided herein.

(iv)     “Notice of Termination” means written notice that includes: (x) the anticipated Termination Date; (y) the applicable termination provision of this Agreement; and (z) sets forth, to the extent applicable, the facts and circumstances claimed to provide a basis for termination of Executive’s employment hereunder.

(v)      “Termination Date” is the date on which Executive’s employment hereunder is terminated for any reason.

Section 7.           Compensation Upon Termination or During Disability. Upon the termination of Executive’s employment under this Agreement or Executive’s Disability during the Employment Period, the Bank shall provide Executive with the payments and benefits set forth below.

(a)         Termination for Cause or Without Good Reason. If Executive’s employment is terminated by the Bank for Cause or by Executive without Good Reason, Executive shall be entitled to the Accrued Amounts and any coverage or amount to be provided or paid under Section 13 hereof. Otherwise, the Bank’s obligations hereunder shall cease.

(b)        Termination Without Cause or With Good Reason. If Executive’s employment is terminated by the Bank without Cause or by Executive for Good Reason, Executive shall be entitled to: (i) payment of the Severance Amount and Continuing Coverage; (ii) the Accrued Amounts; and (iii) any coverage or amount to be provided or paid under Section 13 hereof.

(c)        Disability. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive shall continue to receive his full Base Salary until his employment is terminated pursuant to Section 6 hereof. In the event Executive’s employment is terminated for Disability pursuant to Section 6 hereof, the Bank shall (i) pay to Executive his Base Salary through the Termination Date; (ii)  pay or provide to Executive with the Accrued Amounts; and (iii) provide or pay any coverage or amount to be provided or paid under Section 13 hereof.

(d)         Death. If Executive’s employment is terminated by his death, the Bank shall pay or provide to Executive’s beneficiary, legal representatives or estate, as the case may be, the Accrued Amounts and pay or provide to such parties any coverage or amount to be provided or paid under Section 13 hereof.

(f)          Definitions. As used herein:

(i)         “Continuing Coverage” means that the Bank shall continue to provide coverage under any Welfare Plans provided to Executive and Executive’s spouse and otherwise eligible dependents at his Termination Date, with the Bank paying the contribution it pays with respect to similarly situated employees during such period in respect of such benefit plans; provided that if the Bank cannot maintain such coverage under the terms and provisions of the Welfare Plans (or where such continuation would adversely affect the tax status of the Welfare Plans) or if such Continuing Coverage would provide no reasonable economic value to Executive, as reasonably determined by Executive, the Bank shall provide such Continuing Coverage using substantially identical insurance arrangements or by paying to Executive the estimated cost of the expected contribution therefor for such period, as the case may be. If such coverage is furnished through the Bank’s benefit plans or substantially identical insurance arrangements, such coverage shall cease upon the earlier of the eighteen (18) month anniversary of the Termination Date or the date Executive obtains coverage from a subsequent employer that provides for substantially similar or greater benefits. If the estimated cost is paid, such payment shall be determined assuming an eighteen (18) month coverage period and shall be paid no later than ten (10) days following Executive’s Termination Date.

(ii)        “Severance Amount” shall mean a cash payment equal to the sum of: (x) Executive’s Base Salary for the remainder of the Employment Period; and (y) the maximum amount Executive is eligible to receive under any cash bonus incentive plan, calculated on a monthly basis, and multiplied by the number of months remaining in the Employment Period.

(iii)        “Accrued Amounts” shall mean any benefit or amount earned, accrued, vested or payable under any separate plan, policy or program maintained by the Bank in which Executive was a participant as of his Termination Date, including any accrued but unpaid wages and any amount, benefit or coverage that cannot be waived as a matter of law. Any amount payable hereunder shall be paid at the time or times determined under such separate plans, policies or programs or, if no time is specified thereunder, no later than ten (10) business days following the Termination Date.

Section 8.           Retention. Provided that Executive is employed by the Bank (or an affiliate thereof) and in good standing on the last day of the Initial Term of this Agreement, the Bank shall pay to Executive an amount equal to his then current Base Salary (the “Retention Payment”) within ten (10) days thereafter. In the event Executive shall not be employed on such date due to death, Disability, involuntary termination of employment by the Bank without Cause or termination of employment by Executive for Good Reason, he shall be paid the Retention Payment no later than ten (10) days after his Termination Date.

Section 9.            Non-Disclosure and Confidentiality.

(a)        Proprietary Information. Executive acknowledges that, by the nature of his duties, he shall or may have access to and become informed of confidential, proprietary, and highly sensitive information relating to the Bank and which is a competitive asset of the Bank, including, without limitation, information pertaining to: (i) the identities of the Bank’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the habits and customs of the Bank’s existing and prospective customers or clients; (iii) financial information about the Bank; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, the Bank’s employees; (vi) the identities of and pricing information about the Bank’s suppliers and vendors; (vii) training programs developed by the Bank; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) the Bank’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of the Bank and its suppliers and vendors; and (xiv) computer programs and software developed by the Bank or its consultants (collectively, “Proprietary Information”).

(b)        Use of Proprietary Information. Executive agrees not to: (i) use, at any time, any Proprietary Information for his own benefit and for the benefit of another; or (ii) disclose, directly or indirectly, any Proprietary Information to any person who is not a current employee of the Bank, except in the performance of the duties assigned to Executive in this Agreement, at any time prior or subsequent to the termination of his employment with the Bank, except as such disclosure may be required by law. Executive further agrees not to make copies of any Proprietary Information, except in the performance of the duties assigned to him in this Agreement.

(c)        Recipient Materials. Executive acknowledges that all memoranda, notes, records, reports, manuals, books, papers, letters, client and customer lists, contracts, software programs, information and records, drafts of instructions, guides and manuals, and other documentation (whether in draft or final form), and other sales or financial information and aids relating to the bank’s business, and any and all other documents containing Proprietary Information furnished to Executive by any representative of the Bank or otherwise acquired or developed by Executive in connection with his association with the Bank (collectively, “Recipient Materials”) shall at all times be the property of the Bank. Within twenty-four (24) hours of the termination of his employment with the Bank, Executive shall return to the Bank any Recipient Materials which are in his possession, custody or control.

Section 10.           Non-Solicitation and Non-Competition.

(a)         Acknowledgements. Executive acknowledges that the special relationship of trust and confidence between him, the Bank, and its clients and customers creates a high risk and opportunity for Executive to misappropriate the relationship and goodwill existing between the Bank and its clients and customers. Executive further acknowledges and agrees that it is fair and reasonable for the Bank to take steps to protect itself from the risk of such misappropriation. Executive further acknowledges that, at the outset of his employment with the Bank and/or throughout his employment with the Bank, Executive shall be provided with access to and informed of the Bank’s Proprietary Information, which shall enable him to benefit from the Bank’s goodwill and know-how. Executive acknowledges that it would be inevitable in the performance of his duties as a director, officer, employee, investor, agent or consultant of any person, association, entity, or company which competes with the Bank, or which intends to or may compete with the Bank, to disclose and/or use the Bank’s Proprietary Information, as well as to misappropriate the Bank’s goodwill and know-how, to or for the benefit of such other person, association, entity, or company.

(b)         Non-Solicitation of Employees. During the twenty-four (24) month period immediately following the first to occur of (i) the expiration of this Agreement, or (ii) Executive’s Termination Date (the “Restricted Period”), Executive shall not take any actions, whether on behalf of Executive or Executive’s then current employer or any other person or entity, to hire, solicit, induce or attempt to induce any individual who worked for the Bank (either as an employee or a contractor) in the twelve (12) month period immediately preceding the Executive’s last day of employment with the Bank, to terminate their employment with the Bank, to work for a competitor of the Bank or any affiliate of the Bank, or to violate any covenants that any such other employee may have with the Bank. Provided that the Executive does not, directly or indirectly, personally engage, or assist his subsequent employer in engaging, in any solicitation or hiring of employees, a breach of this covenant shall not be deemed to occur solely on account of his subsequent employer’s actions in soliciting or hiring any Bank employee.

(c)         Non-Solicitation of Customers. During the Restricted Period, the Executive shall not take any actions, directly or indirectly, whether to assist or aid the Executive, the Executive’s then-current employer, or any other Person in soliciting business with, or attempting to solicit business with, accepting business from, or servicing the persons or entities with whom the Bank had a customer relationship during the two (2) year period immediately prior to the commencement of the Restricted Period. Provided that the Executive does not, directly or indirectly, personally engage, or assist his subsequent employer in engaging, in the solicitation of Bank customers, a breach of this covenant shall not be deemed to occur solely on account of his subsequent employer’s actions in soliciting a Bank customer.

(d)         Non-Competition. During the Employment and Restricted Periods, the Executive shall not, whether on behalf of himself or any other entity, engage, directly or indirectly, either as proprietor, stockholder, partner, officer, director, consultant, employee or otherwise, participate in the Banking Business within the Restricted Area. Notwithstanding the foregoing, Executive may invest in the securities of any enterprise if (i) such securities are listed on any national or regional securities exchange, (ii) Executive does not beneficially own more than one percent (1%) of the outstanding capital stock of such enterprise, and (iii) Executive does not otherwise participate in the activity of such enterprise. For purposes of this section, the term “Banking Business” shall mean the management and/or operation of a commercial bank or other financial institution. The term “Restricted Area” shall mean the parishes of Bienville, Bossier, Caddo, Claiborne or Webster.

(e)           Reasonable Restrictions. Executive agrees that the non-competition and non-solicitation restrictions set forth in this Section 10 are ancillary to an otherwise enforceable agreement, are supported by independent valuable consideration, and that the limitations as to time, geographical area, and scope of activity to be restrained by this Section 10 are reasonable and acceptable, and do not impose any greater restraint than is reasonably necessary to protect the goodwill and other business interests of the Bank. Executive agrees that if, at some later date, a court of competent jurisdiction determines that the non-competition and non-solicitation agreements set forth in this Section 10 does not meet the criteria set forth by applicable law, this Section 10 may be reformed by the court and enforced to the maximum extent permitted under applicable law.

(f)          Consideration. As consideration for the covenants contained in this Section 10, the Bank shall pay to Executive the aggregate positive amount, if any, of (a) $1,646,388 minus (b) three (3) times Executive’s “base amount” (within the meaning of Section 280G) less $1 (the “Non-Competition Payment”), which payment shall be made to Executive no later than ten (10) days after the Effective Date. The adequacy of such consideration is hereby acknowledged by Executive. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Bank or its affiliates to Executive or for Executive's benefit pursuant to the terms of this Agreement or otherwise, including, without limitation, payment and benefits provided to Executive under that certain Termination Agreement by and among Business First Bancshares, Inc., Business First Bank and Executive and the Non-Competition Payment (collectively, the “Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would (after taking into account any value attributable to the restrictive covenants in Section 10 in accordance with Section 280G(b)(4) of the Code) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.

Section 11.          Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

Section 12.         Release. Executive agrees, if his employment is terminated under circumstances entitling him to the Severance Amount, that in consideration for the payment of the Severance Amount, he will execute a general release of claims against the Bank in a form reasonably acceptable to the Bank, through which Executive releases the Bank from any and all claims as may relate to or arise out of his employment relationship (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or any claims under this Agreement).

Section 13.          Indemnification and Insurance. Executive shall be indemnified and held harmless by the Bank during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any similarly situated officer or employee of the Bank with respect to acts or omissions occurring prior to (a) the termination of this Agreement, or (b) the termination of employment of Executive. Nothing contained herein shall be deemed a waiver of this Section 13, which shall survive the termination or expiration of this Agreement or Executive’s termination of employment hereunder for any reason.

Section 14.        Arbitration; Legal Fees and Expenses. The parties agree that Executive’s employment and this Agreement relate to interstate commerce, and that any disputes, claims or controversies between Executive and the Bank which may arise out of or relate to Executive’s employment relationship or this Agreement shall be settled by arbitration. This agreement to arbitrate shall survive the termination of this Agreement. Any arbitration shall be in accordance with the Rules of the American Arbitration Association and undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Baton Rouge, Louisiana, unless the parties mutually agree on another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties agree that punitive, liquidated or indirect damages shall not be awarded by the arbitrator(s). Nothing in this Agreement to arbitrate shall preclude the Bank from obtaining injunctive relief from a court of competent jurisdiction prohibiting any ongoing breaches by Executive of this Agreement including, without limitation, violations of Section 9 or 10. Each party to this Agreement shall bear its own fees and costs; provided that the fees of the arbitrator shall be evenly divided.

Section 15.         Agreement Binding on Successors. No rights or obligations of the parties under this Agreement may be assigned or transferred, except that the Bank will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no succession had taken place.

Section 16.         409A Compliance. If and to the extent any amount or benefit payable or due hereunder shall be deemed to constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including any regulation or other guidance promulgated thereunder, the parties intend that this Agreement shall be interpreted and construed in a manner consistent with the applicable provisions thereof. For purposes hereof: (a) each payment under this Agreement shall be treated as a separate payment; (b) the exclusions for short-term deferrals, in-kind benefits, and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; (c) payments to be made upon a termination of employment or on account of Executive’s Termination Date shall be made upon Executive’s “separation from service” as determined under Code Section 409A; (d) any reference to the termination of Executive’s employment or to Executive’s Termination Date or words of similar import shall mean and be deemed to refer to the date of his “separation from service” within the meaning of Code Section 409A; (e) if Executive is a “specified employee” within the meaning of Code Section 409A, any amount or benefit payable on account of Executive’s separation from service, shall be delayed for six months as required under Code Section 409A, and shall be paid when first permitted, without liability for interest or loss of investment opportunity thereon; (f) all reimbursements and in-kind payments to be provided during one calendar year shall not affect the reimbursements and in-kind payments to be provided in any other calendar year; (g) any reimbursement of an eligible expense shall be made promptly after proper substantiation of such expenses, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred; (h) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, except as expressly provided herein; and (i) any amount that may be paid in one of two calendar years shall be paid in the second such year.

Section 17.         Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, to the addresses of such parties as set forth on the signature page hereto or such other address as any party may have furnished to the others in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

Section 18.         Amendment and Waiver. No provision of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Bank. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Section 19.         Survival of Obligations. The respective rights and obligations of the parties under this Agreement, including the obligations contained in Sections 7, 9, 10, 13, and 14 shall survive Executive’s termination of employment and the termination or expiration of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

Section 20.        Construction. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Louisiana without regard to its conflicts of law principles. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

Section 21.          Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

Section 22.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

Section 23.        Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter. In the event the terms of this Agreement conflict with the terms of any other agreement between the Bank and Executive, the terms of this Agreement shall govern and control.

Section 24.        Effectiveness. This Agreement shall be effective as of the consummation of the transactions contemplated under that certain Agreement and Plan of Reorganization by and between the Bank’s parent company, Business First Bancshares, Inc., and Minden Bancorp, Inc., among other parties (the date on which the transactions will be consummated, the “Effective Date”); provided that if such transactions shall not be consummated as provided therein, this Agreement shall be void and of no force and effect.

[Signature Page Follows]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

Address:	BUSINESS FIRST BANK
500 Laurel Street	a Louisiana bank
Baton Rouge, Louisiana 70801

By:
David R. Melville, III President and Chief Executive Officer

Address:	EXECUTIVE
100 MBL Bank Drive
Minden, Louisiana 71055

Jack E. Byrd, Jr.